As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-231764
333-221526

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 (No. 333-231764)
Post-Effective Amendment No. 1 (No. 333-221526)

To

FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYOVANT SCIENCES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-1343578
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7th Floor
50 Broadway
London
SW1H 0DB
United Kingdom
+ 44 207 400 3351
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew Lang
General Counsel and Corporate Secretary
7th Floor
50 Broadway
London
SW1H 0DB
United Kingdom
+ 44 207 400 3351
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:
Stephen F. Arcano
Thomas W. Greenberg
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3542

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) of Myovant Sciences Ltd., a Bermuda exempted company limited by shares (“Myovant”):

•
Registration Statement on Form S-3, File No. 333-231764, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 24, 2019, as amended by the Post-Effective Amendment No. 1 to Form S-3 filed with the SEC on May 15, 2020 and the Post-Effective Amendment No. 2 to Form S-3 filed with the SEC on May 19, 2020, registering an indeterminate amount of Myovant’s common shares, par value $0.000017727 per share (“Myovant common shares”), Myovant’s preference shares, par value $0.000017727 per share (“Myovant preference shares”), Myovant’s debt securities and Myovant’s warrants at indeterminate prices for a maximum aggregate primary offering price of $300,000,000 and 23,910 Myovant common shares at a maximum price of $12.77 per Myovant common share for a maximum aggregate secondary offering price of $305,331; and

•
Registration Statement on Form S-3, File No. 333-221526, filed with the SEC on November 13, 2017, as amended by the Amendment No. 1 to Form S-3 filed with the SEC on December 15, 2017 and the Amendment No. 2 to Form S-3 filed with the SEC on March 23, 2018, registering an indeterminate amount of Myovant common shares, Myovant preference shares, Myovant’s debt securities and Myovant’s warrants at indeterminate prices for a maximum aggregate primary offering price of $300,000,000 and 49,800 Myovant common shares at indeterminate prices for a maximum aggregate secondary offering price of $587,640.

On March 10, 2023, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2022, by and among Myovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Zeus Sciences Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”), and, solely with respect to Article IX and Annex A thereof, Sumitomo Pharma Co., Ltd., a company organized under the laws of Japan, Merger Sub merged with and into Myovant (the “Merger”), with Myovant continuing as the surviving company following the Merger as a wholly owned subsidiary of Sumitovant.

As a result of the Merger, Myovant has terminated any and all offerings of Myovant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Myovant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered for issuance pursuant to the Registration Statements that remain unsold at the termination of the offering, Myovant hereby removes from registration all such securities of Myovant registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on March 10, 2023.

MYOVANT SCIENCES LTD.

By:	/s/ Matthew Lang
Name: Matthew Lang
Title: General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.